Exhibit 99.1

Cleantech Solutions International Enters into Sale and Purchase Agreement to
Acquire a 60% Interest in 3D Discovery Co. Limited

HONG KONG, Dec. 11, 2017 -- Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (“CLNT”) (Nasdaq: CLNT) today announced that its wholly-owned subsidiary, EC Technology & Innovations Limited (“ECTI”), has entered into a sale and purchase agreement (“agreement”) with the major shareholders of 3D Discovery Co. Limited (“3D Discovery”), to acquire a 60% interest in the issued share capital of 3D Discovery for consideration of HK$3.0 million, which shall be satisfied by the allotment and issuance of 68,610 unregistered shares of the Company at a price of $5.606 per share.

Michael Ho, co-founder of 3D Discovery commented, “3D Discovery will join the CLNT group as a core member of the 3D technology sector. We believe CLNT’s resources, along with our expertise, will provide a solid foundation to develop and promote 3D technology related businesses. Our vision is that our 360 virtual tour mobile app will become the ideal medium for sharing and experiencing space.”

“3D Discovery’s scanning and modeling technology is already being used by some of Hong Kong’s leading property agencies to provide their clients with a truly immersive, first-hand experience of a physical space while saving them time and money,” said Parkson Yip, COO of Cleantech Solutions. “We look forward to working with them to develop a mobile virtual space solution that can be deployed to the real estate market very rapidly. We expect this easy-to-use and affordable marketing tool to have broad appeal in industries such as hospitality, real estate, and tourism.

“According to Goldman Sachs, the Real Estate virtual reality (“VR”) industry is predicted to reach US$2.6 billion in 2025, supported by a potential user base of over 1.4 million registered real estate agents in some of the world’s largest markets. Real Estate VR technologies allow buyers and renters to almost ‘feel’ the property and help them to really understand what living there would be like. The 3D Discovery virtual space solution is unique in that it does not require the heavy 3D headset most other solutions are using. Users can simply walk through the 3D virtual space on both desktop and mobile platforms and access the information anywhere, anytime,” Mr. Yip concluded.

1

About Cleantech Solutions International

Cleantech Solutions International (“CLNT”), through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About 3D Discovery

3D Discovery Co. Limited is a digital marketing company for the property industry which uses latest computer vision technology to capture a physical space and showcase it with 360 virtual tour. The company’s goal is to establish 360 virtual tour as a primary medium for experiencing and sharing space. For more information visit http://3ddiscoveryco.com.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

###

Contact Information:

Cleantech Solutions International, Inc.
Parkson Yip, Chief Operating Officer
parkson.yip@cleantechsolutionsinternational.com
+852-31060372

Joseph Chow, Director of Investor Relations

ir@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com

2